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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders
Carver Bancorp, Inc.


We consent to the incorporation by reference in the annual report on Form 10-K of Carver Bancorp, Inc. and subsidiaries of our report dated June 29, 1999, relating to the consolidated statement of financial position of Carver Bancorp, Inc. and subsidiaries as of March 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended March 31, 1999 and 1998, which report appears in the March 31, 2000 annual report on Form 10-K of Carver Bancorp, Inc. and subsidiaries.




New York, New York
July 14, 2000